MARKETING COORDINATION AND ADMINISTRATIVE SERVICE AGREEMENT

Effective: May 1, 2002

THIS AGREEMENT entered into by and between Sun Life Assurance Company of Canada (U.S.) ("Sun Life (U.S.)"), a Delaware corporation and Clarendon Insurance Agency, Inc., a Massachusetts corporation ("Clarendon").

WITNESSETH

WHEREAS Sun Life (U.S.) proposes to issue and offer for sale certain life insurance products (the "Plans") which are deemed to be securities under the Securities Act of 1933 ("33 Act"); and

WHEREAS Clarendon is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("34 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

WHEREAS Clarendon proposes to serve as the general distributor of the Plans for securities law purposes, and to coordinate the marketing of the Plans and to perform certain administrative services in conjunction with the Plans;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

I

THE PLANS

A. Type of Plans

The Plans issued by Sun Life (U.S.) to which this Agreement applies are listed in Exhibit A. Exhibit A may be amended from time to time as agreed upon by Sun Life (U.S.) and Clarendon.

B. Suspension/Restriction

Sun Life (U.S.) may, at its option and at its sole discretion, suspend or restrict in any manner the sale or method of distribution of all or any of the Plans, including sales by all or any individuals licensed to sell Sun Life (U.S.)'s products. If any suspension or restriction is required by any regulatory authority having jurisdiction, written notice shall be given to Clarendon immediately upon receipt by Sun Life (U.S.) of notice of such required suspension or restriction. In all other cases, Sun Life (U.S.) will provide thirty (30) days' prior written notice to Clarendon of any such suspension or restriction.

C. Plan Changes

Sun Life (U.S.) may, at its option and at its sole discretion, amend, add or delete features of all or any of the Plans. In the event of any such amendment, addition or deletion, Sun Life (U.S.) will provide written notice of such change to Clarendon. If the change is required by any regulatory authority having jurisdiction, written notice shall be given to Clarendon immediately upon receipt by Sun Life (U.S.) of notice of such required change. In all other cases, Sun Life (U.S.) will provide at least thirty (30) days' prior to the effective date of such change.

II

MARKETING COORDINATION AND SALES ADMINISTRATION

A. General Distributor

Clarendon is hereby appointed by Sun Life (U.S.) as the General Distributor of the Plans. Clarendon shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and the NASD.

B. Distribution Agreements

Clarendon will distribute the plans pursuant to a Corporate Markets Variable Life Insurance Sales Agreement substantially in the form attached as Exhibit B, or, if applicable, a Corporate Markets Private Placement Institutional Variable Universal Life Insurance Sales Agreement substantially in the form attached as Exhibit C, (each referred to herein as the "Distribution Agreement"). No Commission Schedule attached to any Distribution Agreement may provide for commission payments in excess of specified maximums established by Sun Life (U.S.) from time to time. Sun Life (U.S.), on behalf of Clarendon, shall retain copies of all executed Distribution Agreements and all correspondence, memoranda and other documents relating to the Distribution Agreements.

C. Sales Representatives/Registered Representatives

1. Appointment and Termination

(a) The Distribution Agreements shall provide for the appointments, as insurance agent, by Sun Life (U.S.) of the financial intermediaries and their individual representatives. Sun Life (U.S.) reserves the right to terminate any and all such designations.

(b) Appointments and/or dismissals of individuals as sales representatives of Sun Life (U.S.) shall be made on forms supplied by regulatory authorities having jurisdiction or by Sun Life (U.S.), as the case may be. All such appointments and dismissals shall be subject to all applicable laws, rules and regulations and to such written instructions and rules as Sun Life (U.S.) may establish from time to time.

(c) Sun Life (U.S.) shall be responsible for determining that any individual soliciting applications for Plans is: (i) properly licensed with state insurance regulatory authorities; (ii) appointed as a sales representative of Sun Life (U.S.); (iii) properly licensed under all applicable securities laws; and (iv) associated as a registered representative with a broker/dealer registered under the 34 Act and a NASD member and which has executed a Distribution Agreement.

2. Supervision of Sales Representatives/Registered Representatives

Clarendon shall coordinate the supervision of the sales representatives of Sun Life (U.S.) associated with other broker-dealers in connection with the offering and sale of the Plans. All rules and procedures as may be necessary to insure proper supervision of the sales representatives/registered representatives shall be subject to approval by Sun Life (U.S.).

3. Sales Assistance to Sales Representatives/Registered Representatives

If requested by Sun Life (U.S.), Clarendon shall provide sales assistance to sales representatives of Sun Life (U.S.) which it has appointed. This sales assistance shall include, but not be limited to, assistance from home office personnel through its telecommunications systems. In addition, Clarendon shall provide broker/dealers and sales representatives with sufficient quantities of sales promotional materials, prospectuses, sample Plans, applications and any necessary service forms.

4. Payment of Commissions

All commission payments required to be made pursuant to the Distribution Agreements shall be made by or through Clarendon as agent for Sun Life (U.S.) or by Sun Life (U.S.) directly. In the case of Plans which are securities, such payments shall be made to Clarendon (or as directed by it), which, in turn, shall pay the entitled party. Sun Life (U.S.) will fund a commission account to make these payments.

D. Sales Material and Other Documents

1. Clarendon Responsibilities

Clarendon shall be responsible for:

(a) the approval of promotional material prepared by Sun Life (U.S.) or Clarendon by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., where required. Clarendon shall furnish copies of NASD review letters, when requested by Sun Life (U.S.).

2. Sun Life (U.S.)'s Responsibilities

Sun Life (U.S.) shall be responsible for:

(a) providing Clarendon with sufficient quantities of prospectuses regarding Plans and separate accounts, Plans (including endorsements), applications and sample Plans for sales training purposes.

(b) the design and printing of all promotional material for the Plans.

(c) the approval of promotional material by state and other insurance regulatory authorities.

E. Advertising

Clarendon shall not print, publish or distribute any advertisement, circular or any document relating to the Plans or relating to Sun Life (U.S.) unless such advertisement, circular or document shall have been approved in writing by Sun Life (U.S.).

F. Sales Records - Production Reports

Clarendon shall provide Sun Life (U.S.) with such reports and materials relative to the marketing and distribution of Plans as may reasonably be required by Sun Life (U.S.), in the furtherance of its insurance business.

G. Books, Records and Supervision

1. Books and Records

Clarendon may request that all or some of the books and records required to be maintained by it as a registered broker/dealer in connection with the offer and sale of the Plans be prepared and maintained by Sun Life (U.S.). Sun Life (U.S.) agrees to prepare and maintain such books and records at its cost upon request, and agrees that such books and records are the property of Clarendon, that they will be made and preserved in accordance with Rules 17a-3 and 17a-4 under the 34 Act and that they will be subject to examination by the SEC in accordance with Section 17(a) of the 34 Act.

2. Supervision

Clarendon has and assumes full responsibility for the securities activities of all persons associated with Sun Life (U.S.) who maintain books and records on its behalf. Sun Life (U.S.) acknowledges that Clarendon has full responsibility for all such persons in connection with their training, supervision and control as contemplated by the 34 Act.

H. Assignment of Duties

Sun Life (U.S.) acknowledges that Clarendon may assign all or any part of its duties under this Agreement subject to the prior consent of Sun Life (U.S.). No other assignment of Clarendon's duties under this Agreement is permitted.

III

COMPENSATION

A. General

For performing administrative and marketing coordination services under this Agreement, Clarendon will be compensated by Sun Life (U.S.) on a cost reimbursement basis. Within thirty (30) days after the end of each quarter, Clarendon will submit to Sun Life (U.S.) a detailed written statement of the reimbursements due from Sun Life (U.S.) to Clarendon in the preceding quarter, including reimbursements not included in any previous statements, and any balance payable as shown in such statement shall be paid within thirty (30) days following receipt of such written statement by Sun Life (U.S.).

B. Indebtedness

Nothing in this Agreement shall be construed as giving Clarendon the right to incur any indebtedness on behalf of Sun Life (U.S.). However, Sun Life (U.S.) may offset amounts owed it under this Agreement against amounts payable under this Agreement for any reason; and Clarendon may offset amounts owed by Sun Life (U.S.) under this Agreement against any amounts payable to Sun Life (U.S.) under this Agreement for any reason, provided that no such offset is permitted in connection with Plan premiums or purchase payments and Plan payments.

IV

OTHER PROVISIONS

A. Product Development

Clarendon shall assist Sun Life (U.S.) in the design and development of life insurance and annuity products for distribution pursuant to the Distribution Agreements. This assistance may include conducting market research studies as reasonably requested by Sun Life (U.S.), providing consulting services with respect to product design, and assisting in the development of sales training, sales promotional and advertising material relating to new insurance and annuity products. All such studies and materials are the property of Sun Life (U.S.).

B. Ownership of Business Records

Sun Life (U.S.) shall own all business records, including but not limited to Plan records, tax records, payment records, plan descriptions, appointment records, agents lists, files, memoranda and other records maintained by Clarendon either on paper or in machine-readable form pertaining to the duties and responsibilities under this Agreement. Such records shall be delivered to Sun Life (U.S.) promptly upon reasonable request. Clarendon will maintain all records and accounts in accordance with Sun Life (U.S.)'s standards or requirements, or otherwise, with generally accepted procedures as they apply to the accounting and insurance industry. At Sun Life (U.S.)'s request Clarendon will make any such records available to Sun Life (U.S.)'s auditors or to any governmental authority having jurisdiction over Sun Life (U.S.).

Notwithstanding the foregoing, Sun Life (U.S.), as agent for Clarendon, shall confirm to each applicant for, and purchaser of, an SEC-registered Plan, in accordance with Rule 10b-10 under the 1934 Act acceptance of premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder. Sun Life (U.S.) shall maintain and preserve books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. The books, accounts and records of Sun Life (U.S.), Clarendon, the SEC-registered Plans and as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Sun Life (U.S.) shall maintain, as agent for Clarendon, such books and records of Clarendon pertaining to the distribution and servicing of the Plans and required by the 1934 Act as may be mutually agreed upon by them, including but not limited to maintaining a record of selling firms and of the payment of commissions and other payments or service fees to selling firms. In addition, Sun Life (U.S.), as agent for Clarendon, shall maintain and preserve such additional accounts, books and other record as are required of Clarendon by the 1934 Act. Sun Life (U.S.) shall maintain all such books and records and hold such books and records on behalf of and as agent for Clarendon whose property they are, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, NASD, and all other regulatory bodies having jurisdiction.

C. Audit Rights

      Clarendon shall furnish the domestic insurance regulator of Sun Life (U.S.) with any information or reports in connection with any of the services provided hereunder which the applicable regulator may request of Sun Life (U.S.).
      Sun Life (U.S.) shall have access to the books and records of Clarendon during regular business hours and shall have the right to examine and audit the books and records pertaining to the business operations serviced under this Agreement.

In addition to the foregoing, Sun Life (U.S.) may audit Clarendon, at Sun Life (U.S.)'s sole expense and upon reasonable notice, to ensure that security controls and operational management procedures are in place as required by this Agreement. Clarendon will also make available to Sun Life (U.S.), upon written notice, copies of any external audit reports produced for Clarendon with respect to the services provided under this Agreement. Clarendon acknowledges that the Superintendent of Financial Institutions of Canada (the "Canadian Superintendent") may find it necessary to have Sun Life (U.S.)'s material outsourcing arrangements reviewed, examined or caused to be examined. Accordingly, Clarendon undertakes and agrees as follows:

(i) The Canadian Superintendent may exercise the right of Sun Life (U.S.) relating to audit and inspection rights and monitoring procedures; and

(ii) The Canadian Superintendent may have access to and make copies of any internal audit reports and associated working papers and recommendations prepared for or by Clarendon in respect of services being performed for Sun Life (U.S.), subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to Clarendon.

Clarendon will use commercially reasonable best efforts to seek the consent of its external auditor for the release to the Canadian Superintendent of any findings in the external audit of Clarendon (and associated working papers and recommendations) that addresses the services being performed for Sun Life (U.S.), subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to Clarendon.

D. Approval of Practices and Procedures

Sun Life (U.S.) shall have the right to review and approve the standards, practices and procedures utilized by Clarendon in fulfilling its obligations under the Agreement. Sun Life (U.S.) reserves the rights, from time to time, to prescribe rules and regulations respecting the conduct of the business covered hereby.

E. Complaints

1. After recording a customer complaint by Clarendon in the appropriate customer complaint file, Clarendon shall immediately forward to Sun Life (U.S.) any information received by Clarendon relating to any complaint relating to Sun Life (U.S.) or the Plans. All such complaints shall be reflected, as appropriate, in records and reports filed with the NASD by Clarendon.

2. In the case of complaints or inquiries relating to the Plans distributed pursuant to the Distribution Agreements, Sun Life (U.S.) shall consult with Clarendon, as applicable, before responding and thereafter may respond directly or, request Clarendon to investigate and/or respond to such complaints or inquiries. In such instances, Clarendon shall promptly forward to Sun Life (U.S.) copies of all documents relating to such investigations and/or responses. Whichever party to this Agreement responds, it is expressly acknowledged and agreed that the complaint resolution process shall conform to the "fair dealing" standards established by the NASD.

F. Limitations on Authority

Clarendon shall have authority only as expressly granted in this Agreement. No party to this Agreement shall enter into any proceeding in a court of law or before a regulatory agency in the name of any other party, without the express written consent of that party. Further, if any legal or administrative proceedings are commenced against any party arising out of the obligations, duties or services performed under this Agreement by any third party or any federal, state or other governmental or regulatory authority, that party, as the case may be, shall immediately notify the other parties of this fact.

V

GENERAL PROVISIONS

A. Waiver

Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

B. Bond

Clarendon will maintain whatever fidelity bond may be required by Sun Life (U.S.), and such bond shall be of a type and amount and issued by a reputable company, all as approved by Sun Life (U.S.).

C. Entire Agreement

This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

D. Binding Effect

This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns.

E. Indemnification

Each party hereby agrees to release, indemnify and hold harmless the other party, its officers, directors, employees, agents, servants, predecessors or successors from any claims or liability to third parties arising out of the breach of this Agreement or arising out of the acts or omissions of a party to this Agreement not authorized by this Agreement.

F. Notices

All notices, requests, demands and other communication under this Agreement shall be in writing, and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing, if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed as follows:

TO SUN LIFE (U.S.)

Sun Life Assurance Company of Canada (U.S.)

One Sun Life Executive Park

Wellesley Hills, Massachusetts 02481

Attention: Secretary, SC 1335

TO CLARENDON

Clarendon Insurance Agency, Inc.

One Sun Life Executive Park

Wellesley Hills, Massachusetts 02481

Attention: Secretary, SC 1335

G. Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

H. Compliance

All parties agree to observe and comply with the existing laws and rules or regulations of applicable local, state or federal regulatory authorities, and with those which may be enacted or adopted during the term of this Agreement regulating the business contemplated hereby in any jurisdiction in which business described herein is to be transacted.

I. Termination

This Agreement may be terminated by any of the parties upon two (2) months' prior written notice to the other party.

[Signature Page Follows]

Executed to be effective this 1st day of May, 2002.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

________________________________

For the President

________________________________

For the Secretary

CLARENDON INSURANCE AGENCY, INC.

By: ________________________________

Name: ________________________________

Title: ________________________________

By: ______________________________

Name: ______________________________

Title: ______________________________

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